Exhibit 1.1
Execution Version
Continental Airlines, Inc.
$200,000,000
4.5% Convertible Notes due 2015
Underwriting Agreement
December 7, 2009
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
As Representatives of the
several Underwriters listed
on Schedule I hereto
Ladies and Gentlemen:
          Continental Airlines, Inc., a Delaware corporation (the “Company”), confirms its agreement with the several underwriters named in Schedule I hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, with respect to the sale by the Company and the purchase by the Underwriters of $200,000,000 principal amount of the Company’s 4.5% Convertible Notes due 2015 (the “Firm Securities”). The Company also confirms its agreement to grant to the Underwriters an option to purchase up to $30,000,000 additional principal amount of such Notes (the “Option Securities” and, together with the Firm Securities, the “Securities”). The Securities are convertible into shares of Class B Common Stock, par value $.01 per share (the “Common Stock”), of the Company. The Securities are to be issued pursuant to the third supplemental indenture to be dated as of the First Closing Time (as defined herein) to the indenture, dated as of July 15, 1997 (the indenture as so supplemented, the “Indenture”), between the Company and the Bank of New York Mellon Trust Company, National Association (as successor in interest to Bank One, N.A.), as trustee (the “Trustee”). Securities issued in book-entry form will be issued to Cede & Co., as nominee of The Depository Trust Company (“DTC”) pursuant to a letter of representations (the “DTC Agreement”), between the Company and DTC.
          The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Underwriters deem advisable after this Agreement has been executed and delivered. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “1939 Act”).

          The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-158781), including the related preliminary prospectus or prospectuses, which registration statement became effective upon filing with the Commission under Rule 462(e) of the rules and regulations of the Commission (the “1933 Act Regulations”) under the Securities Act of 1933, as amended (the “1933 Act”). Such registration statement covers the registration of the Securities under the 1933 Act. Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations. Such registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the 1933 Act and the documents incorporated therein pursuant to Part I, Item 12 of Form S-3 as of its most recent effective date, is hereinafter referred to as the “Registration Statement,” and the related base prospectus dated April 24, 2009 in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act), including the documents incorporated therein pursuant to Part I, Item 12 of Form S-3 as of the date of such prospectus, is hereinafter referred to as the “Base Prospectus.” The Base Prospectus, as supplemented by the prospectus supplement specifically relating to the Securities in the form first used to confirm sales of the Securities (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act), including the documents incorporated therein pursuant to Part I, Item 12 of Form S-3 as of the date of such prospectus, is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus.
          For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).
          All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in or otherwise deemed by the 1933 Act Regulations to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated by reference in or otherwise deemed by the 1933 Act Regulations to be a part of or included in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.

          1. Representations and Warranties of the Company. The Company represents and warrants to the Underwriters as of the date hereof, the Applicable Time referred to in Section 1(b) hereof and as of the applicable Closing Time referred to in Section 3(b) hereof, and agrees with the Underwriters that:
     (a) (A) At the time of the first filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus) and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the 1933 Act Regulations, the Company was (as the case may be) a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”), including not having been an “ineligible issuer” as defined in Rule 405. As of the date hereof, the Company is not an “ineligible issuer” as defined in Rule 405. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, and the Securities, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on a Rule 405 “automatic shelf registration statement”. The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to the use of the automatic shelf registration statement form. The Company agrees to satisfy payment of the fees required by the Commission relating to the Securities within the time required by Rule 456(b)(1) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations.
          At the earliest time after the first filing of the Registration Statement at which the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities, the Company was not an “ineligible issuer,” as defined in Rule 405.
     (b) The Registration Statement first became effective upon filing under Rule 462(e) of the 1933 Act Regulations (“Rule 462(e)”) on April 24, 2009, and any post-effective amendment thereto also became effective upon filing under Rule 462(e). No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information in connection with the Registration Statement has been complied with.
          Any offer that is a written communication relating to the Securities made prior to the first filing of the Registration Statement by the Company or any person acting on its behalf (within the meaning, for this paragraph only, of Rule 163(c) of the 1933 Act Regulations) has been filed with the Commission in accordance with the exemption provided by Rule 163 of the 1933 Act Regulations (“Rule 163”) and otherwise complied with the requirements of Rule 163, including without limitation the legending requirement, to qualify such offer for the exemption from Section 5(c) of the 1933 Act provided by Rule 163.

          At the respective times the first filing of the Registration Statement and each amendment thereto became effective, at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations and at the Closing Time, the Registration Statement complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and the 1939 Act and the rules and regulations of the Commission thereunder and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
          Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement is first filed in accordance with Rule 424(b) and at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          As of the Applicable Time (as defined below), neither (x) the Issuer General Use Free Writing Prospectus(es) (as defined below) as of or prior to the Applicable Time, the Statutory Prospectus (as defined below) and the information included on Schedule III hereto, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          As used in this subsection and elsewhere in this Agreement:
          “Applicable Time” means 5:30 p.m. (Eastern time) on December 7, 2009 or such other time as agreed by the Company and the Representatives.
          “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities.
          “Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule III hereto.
          “Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.
          “Statutory Prospectus” means the Base Prospectus, as supplemented immediately prior to the Applicable Time including any document incorporated by reference therein as of the date of such supplement.

          Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the issuer notified or notifies the Representatives as described in Section 3(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, any preliminary prospectus relating to the Securities, the Statutory Prospectus, the General Disclosure Package or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.
          The representations and warranties in this paragraph (b) shall not apply to statements in or omissions from the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus (or any amendment or supplement thereto), made in reliance upon and in conformity with information furnished to the Company in writing by the Underwriters expressly for use therein.
     (c) The Prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the 1933 Act, complied when so filed in all material respects with the 1933 Act and the 1934 Act and the Prospectus delivered to the Underwriters for use in connection with this offering will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
     (d) The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act, and, when read together with the other information in the Prospectus, at the time the Registration Statement in the form first filed with the Commission became effective, at the time the Prospectus was first filed with the Commission in accordance with Rule 424(b), the Applicable Time and at the Closing Time, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
     (e) Ernst & Young LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries and delivered their report with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Prospectus, are independent public accountants with respect to the Company within the meaning of the 1933 Act Regulations.
     (f) The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package, and the Prospectus, together with the related schedules and notes, present fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements comply as to form with the applicable accounting requirements of the 1933 Act and have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as otherwise stated therein. The supporting schedules, if any, included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement.
     (g) Since the respective dates as of which information is disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition (financial or otherwise), or in the earnings, business, properties or results of operations of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Change”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries taken as a whole, and (C) except for regular dividends on the Common Stock in amounts per share that are consistent with past practice, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.
     (h) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), or in the earnings, business, properties or results of operations of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”).
     (i) As of December 31, 2008, the Company did not have any “significant subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X). The only subsidiaries of the Company are (a) the subsidiaries listed on Schedule II hereto and (b) certain other subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X.
     (j) The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any security holder of the Company.

     (k) This Agreement has been duly authorized, executed and delivered by the Company. The Indenture has been duly authorized by the Company and duly qualified under the 1939 Act, and constitutes a legal, valid and binding instrument enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). The third supplemental indenture will be duly executed and delivered by the Company as of the First Closing Time.
     (l) The Securities have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to this Agreement, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law) and will be convertible into Common Stock in accordance with their terms.
     (m) The Company has an authorized Class B common stock capitalization as set forth in the section of the Prospectus entitled “Description of Capital Stock”. The shares of Common Stock initially issuable upon conversion of the Securities have been duly authorized and reserved for issuance by the Company upon conversion of the Securities, and such Common Stock, when issued upon such conversion, shall be validly issued, fully paid and non-assessable and will not be subject to preemptive or other similar rights of any security holder of the Company.
     (n) The Securities and the Indenture will conform in all material respects to the respective statements relating thereto in the General Disclosure Package and the Prospectus and will be in substantially the respective forms filed or incorporated by reference, as the case may be, in the Registration Statement.
     (o) Neither the issue and sale of the Securities nor the consummation of any other of the transactions herein contemplated nor the fulfillment of the terms hereof will conflict with or result in a breach or violation of or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to (i) the charter or bylaws of the Company or any of its subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other governmental authority having jurisdiction over the Company, any of its subsidiaries or any of either of their properties, except, with respect to clause (ii) or (iii) above, for such conflict, breach, violation or imposition that could not reasonably be expected to have (A) a material adverse effect on the performance by the Company of this Agreement or the consummation of any of the transactions contemplated hereby or (B) a Material Adverse Effect.

     (p) Except as set forth in the Registration Statement, the General Disclosure Package or the Prospectus, neither the Company nor any of its subsidiaries is in breach, violation or default of (i) any provision of its charter or bylaws, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other governmental authority having jurisdiction over the Company or any of its subsidiaries or any of either of their properties, as applicable, except, with respect to clause (ii) or (iii) above, for such breach, violation or default that could not reasonably be expected to have a Material Adverse Effect.
     (q) Except as set forth in the Registration Statement, the General Disclosure Package or the Prospectus, no labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of the Company or any subsidiary that, in either case, may reasonably be expected to result in a Material Adverse Effect.
     (r) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries or its or their property is pending or, to the best knowledge of the Company, threatened that could reasonably be expected to have (i) a material adverse effect on the performance by the Company of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) a Material Adverse Effect, except as set forth in or contemplated in the Registration Statement, the General Disclosure Package or the Prospectus (exclusive of any amendment or supplement thereto).
     (s) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein except such as have been obtained under the 1933 Act and such as may be required under the 1933 Act or the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Securities by the Underwriters in the manner contemplated herein and in the Registration Statement, the General Disclosure Package and the Prospectus.
     (t) The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, and the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to possess such Government License or to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.
     (u) The Company and its subsidiaries have good and marketable title to all material real property owned by the Company and its subsidiaries and good title to all other material properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except (a) such as are described in the Registration Statement, the General Disclosure Package and the Prospectus or (b) such mortgages, pledges, liens, security interests, claims, restrictions or encumbrances as would not result in a Material Adverse Effect; and all of the leases and subleases of the Company and its subsidiaries and under which the Company or any of its subsidiaries holds properties described in the Registration Statement, the General Disclosure Package and the Prospectus, are in full force and effect, except where such failure to be in full force and effect would not result in a Material Adverse Effect, and neither the Company nor any of its subsidiaries has any notice of any claim or claims of any sort that singly or in the aggregate would reasonably be expected to have a Material Adverse Effect that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.
     (v) The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Registration Statement, the General Disclosure Package or the Prospectus will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.
     (w) Except as described in the Registration Statement, the General Disclosure Package and the Prospectus and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

     (x) The Company is a “citizen of the United States” within the meaning of Section 40102(a)(15) of Title 49 of the United States Code, as amended, holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to Chapter 447 of Title 49 of the United States Code, as amended, for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo.
     (y) Except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, the Company maintains a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (z) Except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus: (A) the Company maintains required “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act); and (B) the Company’s “disclosure controls and procedures” are designed to reasonably ensure that material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act is communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the 1934 Act with respect to such reports.
     (aa) The Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted and will conduct their businesses in compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and have instituted and maintain policies and procedures designed to promote and achieve compliance with the FCPA and with the representation and warranty contained herein.
     (bb) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

     (cc) (i) The Company represents that neither the Company nor any of its subsidiaries (collectively, the “Company Entity”) or, to the knowledge of the Company, any director, officer, or affiliate of the Company Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is currently the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, “Sanctions”); and (ii) the Company represents and covenants that the Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (x) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, or (y) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
          Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to the Underwriters or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to the Underwriters.
          2. Purchase and Sale. (a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the Underwriters, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.5% of the principal amount thereof, plus accrued interest, if any, from December 11, 2009, the principal amount of Firm Securities set forth opposite such Underwriter’s name in Schedule I hereto.
     (b) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, the Option Securities at the same purchase price as the Underwriters shall pay for the Firm Securities, plus accrued interest, if any, from December 11, 2009, on the settlement date for the Option Securities. The option may be exercised in whole or in part at any time and from time to time on or before the 30th day after the date of this Agreement upon written notice by the Representatives to the Company setting forth the principal amount of Option Securities as to which the several Underwriters are exercising the option and the settlement date. Delivery of the Option Securities, and payment therefor, shall be made as provided in Section 3 hereof. The principal amount of Option Securities to be purchased by each Underwriter shall be the same percentage of the total principal amount of Option Securities to be purchased by the several Underwriters as such Underwriter is purchasing of the Firm Securities, subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional Securities.

          3. Delivery and Payment. (a) Delivery of and payment for the Firm Securities and the Option Securities (if the option provided for in Section 2(b) hereof shall have been exercised on or before the second Business Day prior to the First Closing Time) shall be made at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006, or at such other place as shall be agreed upon by the Representatives and the Company, at 10:00 a.m. (Eastern time) on the third Business Day after the date hereof, or such other time not later than ten Business Days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “First Closing Time”). “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.
     Payment shall be made to the Company by the several Underwriters through the Representatives by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representatives for the respective accounts of the several Underwriters of certificates for the Securities to be purchased by the Underwriters.
     (b) If the option provided for in Section 2(b) hereof is exercised after the second Business Day prior to the First Closing Time, the Company will deliver the Option Securities (at the expense of the Company) to the Representatives on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Underwriters, against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. If settlement for the Option Securities occurs after the First Closing Time, the Company will deliver to the Representatives on the settlement date for the Option Securities (the “Option Closing Time,” with the First Closing Time and each Option Closing Time, if any, being sometimes referred to as a “Closing Time”), and the obligation of the Underwriters to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered at the First Closing Time pursuant to Section 6 hereof.
     (c) Certificates for the Securities, if any, shall be evidenced by one or more global securities registered in the name of Cede & Co., as nominee of DTC for the account of the Representatives against payment to or upon the order of the Company of the purchase price by wire transfer in immediately available funds or in such names as the Representatives may request in writing at least one full Business Day before the Closing Time. The certificates for the Securities will be made available for examination by the Underwriters in The City of New York not later than 10:00 a.m. (Eastern time) on the Business Day prior to the Closing Time. Notwithstanding the foregoing, delivery of the Securities is to be made through the facilities of DTC.
          4. Offering by Underwriters. It is understood that the Underwriters propose to offer the Securities for sale to the public as set forth in the Prospectus.

          5. Agreements. The Company agrees with the Underwriters that:
     (a) Subject to Section 5(b), the Company will comply with the requirements of Rule 430B and will notify the Representatives promptly, and confirm the notice in writing, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act (i) when any post-effective amendment to the Registration Statement or new registration statement relating to the Securities shall have been filed or become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission or its staff for any amendment to the Registration Statement, or the filing of a new registration statement that relates to the Securities or any amendment or supplement to the Prospectus or any document incorporated by reference therein or otherwise deemed to be a part thereof or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement. The Company will promptly effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the form of Prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such Prospectus. The Company will make every reasonable effort to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof. The Company will prepare a final term sheet, containing solely a description of the Securities, in a form approved by the Representatives and will file such term sheet pursuant to Rule 433(d) under the 1933 Act within the time required by such Rule and will file promptly all other material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the 1933 Act.
     (b) The Company will give the Representatives notice, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, of its intention to file or prepare any amendment to the Registration Statement or new registration statement relating to the Securities or any amendment, supplement or revision to the Base Prospectus, any preliminary prospectus or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Underwriters with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall object.
     (c) The Company has furnished or will, upon request, deliver to the Underwriters and counsel for the Underwriters, without charge, signed copies of the Registration Statement in the form first filed with the Commission and of each amendment thereto filed with the Commission during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also, upon request, deliver to the Underwriters, without charge, a conformed copy of the Registration Statement in the form first filed with the Commission and of each amendment thereto (without exhibits). The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
     (d) If, at any time prior to the filing of the Prospectus pursuant to Rule 424(b), any event occurs as a result of which the General Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, the Company will (i) notify promptly the Representatives so that any use of the General Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the General Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the Underwriters in such quantities as they may reasonably request.
     (e) The Company has delivered to the Underwriters, without charge, as many copies of each preliminary prospectus as the Underwriters reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to the Underwriters, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of the Prospectus (as amended or supplemented) as the Underwriters may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
     (f) The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”) so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus. If at any time when a Prospectus is required by the 1933 Act or the 1934 Act to be delivered in connection with sales of the Securities (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the 1933 Act Regulations), any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will (1) notify the Representatives of any such event, (2) promptly prepare and file with the Commission, subject to Section 5(b), such amendment, supplement or new registration statement as may be necessary to correct such statement or omission or to comply with such requirements, and (3) furnish to the Underwriters such number of copies of such amendment, supplement or new registration statement as the Underwriters may reasonably request. If at any time when a Prospectus is required by the 1933 Act or the 1934 Act to be delivered in connection with sales of the Securities there occurred or occurs an event or development as a result of which an Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement relating to the Securities or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.
     (g) The Company will arrange, if necessary, for the qualification of the Securities for sale under the laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect so long as required for the distribution of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, or subject itself to taxation in any jurisdiction where it is not now so subject.
     (h) As soon as practicable, but not later than 16 months after the date hereof, the Company will make generally available to its security holders and to the Underwriters an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 under the 1933 Act.
     (i) The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds.”
     (j) The Company will not for a period of 45 days following the date of the Prospectus, without the prior written consent of each Representative, offer, sell or contract to sell or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company of), directly or indirectly, or announce the offering of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock; provided, however, that the foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Prospectus, (C) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company or (D) any shares of Common Stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan. In addition, the Company shall obtain for the benefit of the Underwriters the agreement (a “Lock-Up Agreement”), in the form set forth as Exhibit A-1 hereto, of each of the following officers of the Company: the Chairman of the Board and Chief Executive Officer, the President, the Executive Vice President and Chief Financial Officer, each other Executive Vice President, the General Counsel and the Senior Vice President — Finance and Treasurer.

     (k) The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.
     (l) Until the completion of the distribution of the Securities, the Company will not take, directly or indirectly, any action designed to or which has constituted or which might reasonably be expected to cause or result, under the 1934 Act or otherwise, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities; provided nothing herein shall prevent the Company from filing or submitting reports under the 1934 Act or the issuance of press releases and press statements in the ordinary course of business.
     (m) The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and the Underwriters represent and agree that, unless they obtain the prior consent of the Company, except for one or more term sheets relating to the Securities that do not require the Company to file any material pursuant to Rule 433(d) except for the final term sheet prepared and filed pursuant to Section 5(a) hereof, until the distribution of the Securities contemplated hereby is complete, each such party has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405. Any such free writing prospectus relating to the Securities consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.
     (n) The Company agrees to pay the following expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated: (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of any certificates for the Securities; (iv) any stamp or transfer taxes in connection with the issuance and sale of the Securities; (v) any registration or qualification of the Securities for offer and sale under the securities laws or blue sky laws of the several states and any other jurisdictions specified pursuant to Section 5(f) (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification); (vi) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (vii) the printing and delivery to the Underwriters of copies of the Prospectus and any amendments or supplements thereto; (viii) the preparation, printing and delivery to the Underwriters of copies of the blue sky survey and any supplement thereto; (ix) the fees and expenses of any transfer agent or registrar for the Securities; and (x) the fees and expenses of any transfer agent or registrar for the Securities.

          6. Conditions to the Obligations of the Underwriters. The obligation of the Underwriters to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the time of the execution of this Agreement and the Closing Time, to the accuracy of the statements of the Company made in any certificates delivered by the Company to the Underwriters pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:
     (a) The Registration Statement has become effective and at the applicable Closing Time no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information from the Company shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B).
     (b) At the applicable Closing Time, the Underwriters shall have received (i) the favorable opinion, dated as of such Closing Time, of Vinson & Elkins L.L.P., counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, to the effect set forth in Exhibit A-2 hereto and to such further effect as counsel to the Underwriters may reasonably request, and (ii) the favorable opinion, dated as of such Closing Time, of the General Counsel of the Company, with responsibility for the legal affairs of the Company and its subsidiaries, in form and substance satisfactory to counsel for the Underwriters, to the effect set forth in Exhibit A-3 hereto and to such further effect as counsel to the Underwriters may reasonably request.
     (c) At the applicable Closing Time, the Underwriters shall have received the favorable opinion, dated as of such Closing Time, of Cleary Gottlieb Steen & Hamilton LLP, counsel for the Underwriters, in form and substance reasonably satisfactory to the Representatives. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Underwriters. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.
     (d) The Underwriters shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the applicable Closing Time, to the effect that (i) there has been no Material Adverse Change since the date hereof, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the applicable Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the applicable Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or are pending or are contemplated by the Commission.
     (e) At the time of the execution of this Agreement, the Underwriters shall have received from Ernst & Young LLP a letter, dated as of such date, in form and substance satisfactory to the Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus.
     (f) At the applicable Closing Time, the Underwriters shall have received from Ernst & Young LLP a letter, dated as of such Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section, except that the specified date referred to shall be a date not more than three business days prior to such Closing Time.
     (g) At the applicable Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus and the General Disclosure Package, any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, prospects, properties or results of operations of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business, that, in the judgment of the Underwriters, makes it impracticable to market the Securities on the terms and in the manner contemplated in the Prospectus.
     (h) The Company shall have obtained approval from the New York Stock Exchange for listing on the New York Stock Exchange of the Common Stock to be issued upon the conversion of the Securities.
     (i) The Underwriter shall have received each of the signed Lock-Up Agreements referred to in Section 5(j) hereof, and each such Lock-Up Agreement shall be in full force and effect at the applicable Closing Time.
     (j) [RESERVED]
     (k) At the applicable Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

     (l) If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representatives by notice to the Company at any time at or prior to the applicable Closing Time and such termination shall be without liability of any party to any other party except as provided in Section 5(m) and except that Sections 1, 7, 8, 9 and 12 shall survive any such termination and remain in full force and effect.
     (m) Subsequent to the execution and delivery of this Agreement and prior to the applicable Closing Time there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any surveillance or review for a possible change with negative implications or that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.
The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Underwriters, at Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006, on the applicable Closing Time.
          7. Reimbursement of Expenses. If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by the Underwriters, the Company will reimburse the Underwriters on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.
          8. Indemnification. (a) The Company agrees to indemnify and hold harmless the Underwriters and the affiliates of each Underwriter who have, or are alleged to have, participated in the distribution of the Securities as underwriters, the respective directors, officers, employees and agents of each Underwriter and any such affiliates of each Underwriter and each person, if any, who controls any Underwriter or any such affiliate of each Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:
     (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of or based on any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement in the form first filed with the Commission (or any amendment or supplement thereto thereto) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or arising out of any untrue statement or alleged untrue statement of a material fact included in the Base Prospectus, the Statutory Prospectus, any preliminary prospectus relating to the Securities, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the 1933 Act Regulations or the Prospectus (or in any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

     (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission provided that any such settlement is effected with the written consent of the Company; and
     (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen in accordance with Section 8(c) below), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;
provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information relating to the Underwriters furnished to the Company by the Underwriters expressly for use in the Registration Statement (or in any amendment thereto) including the Base Prospectus, the Statutory Prospectus, any preliminary prospectus relating to the Securities, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto).
     (b) Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors, each of its officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section (including without limitation, any legal or other expenses incurred in connection with defending or investigating any such claim), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or in any amendment thereto), the Base Prospectus, the Statutory Prospectus, any preliminary prospectus relating to the Securities, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information relating to the Underwriter furnished to the Company by or on behalf of the Underwriters expressly for use in the Registration Statement (or any amendment thereto), the Base Prospectus, the Statutory Prospectus, any preliminary prospectus relating to the Securities, any Issuer Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto).

     (c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 8(b) above, counsel to the indemnified parties shall be selected by the Representatives (provided, however, that such counsel shall be reasonably satisfactory to such indemnified parties), and, in the case of parties indemnified pursuant to Section 8(a) above, counsel to the indemnified parties shall be selected by the Company (provided, however, that such counsel shall be reasonably satisfactory to such indemnified parties). An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 8 or Section 9 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
          9. Contribution. If the indemnification provided for in Section 8 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
     The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, as set forth on the cover of the Prospectus.

     The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 9. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
     Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter.
     No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     For purposes of this Section 9, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, each employee or agent of such Underwriter, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.
          10. Default by an Underwriter. If any Underwriter or Underwriters default in its or their obligations to purchase Securities hereunder at either the First Closing Time or any Option Closing Time and the aggregate principal amount of the Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of the Securities that the Underwriters are obligated to purchase at such Closing Time, you may make arrangements satisfactory to the Company for the purchase of such Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Time, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase at such Closing Time. If any Underwriter or Underwriters so default and the aggregate principal amount of Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of the Securities that the Underwriters are obligated to purchase at such Closing Time and arrangements satisfactory to you and the Company for the purchase of such Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 12 (provided that if such default occurs with respect to Securities after the First Closing Time, this Agreement shall not terminate as to the Firm Securities or any Option Securities purchased prior to such termination).
          11. Termination of Agreement. The Representatives may, at their sole election, terminate this Agreement, by notice to the Company, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement, any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, prospects, properties or results of operations of the Company and its subsidiaries taken as a whole, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either Federal or New York authorities.
          12. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Underwriters, the Company or any of the officers, directors, employees, agents or controlling persons referred to in Sections 8 or 9 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7, 8 and 9 hereof shall survive the termination or cancellation of this Agreement.
          13. No Advisory or Fiduciary Responsibility. The Company acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company on one hand and the Underwriters, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction the Underwriters are and have been acting solely as principals and are not agents or fiduciaries of the Company or its affiliates, stockholders, creditors or employees or any other party; (iii) the Underwriters have not assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether the Underwriters have advised or are currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement; (iv) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the Underwriters have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.
          14. Notices. All communications hereunder shall be in writing and effective only on receipt, and, if sent to the Underwriters, shall be mailed to Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: Global Capital Markets; and notices to the Company shall be directed to it at 1600 Smith Street, HQSTY, Houston, Texas, 77002, attention of the Chief Financial Officer and at 1600 Smith Street, HQSLG, Houston, Texas, 77002, attention of the General Counsel.
          15. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and no other person will have any right or obligation hereunder.
          16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York. The parties hereto each hereby waive any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.
          17. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.
          18. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.
[Signature page follows.]

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Underwriters.

Very truly yours, CONTINENTAL AIRLINES, INC.
By:	/s/ Gerald Laderman
	Name:	Gerald Laderman
	Title:	Senior Vice President - Finance and Treasurer

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.
Morgan Stanley & Co. Incorporated

By:	/s/ John T. Connor
	Name:	John T. Connor
	Title:	Managing Director

Credit Suisse Securities (USA) LLC

By:	/s/ Mark Morehouse
	Name:	Mark Morehouse
	Title:	Director

Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

For themselves and on behalf of the
several Underwriters listed
in Schedule I hereto

SCHEDULE I

Principal Amount
of Firm
Securities to be
Underwriters	Purchased
Morgan Stanley & Co. Incorporated	$61,500,000
Credit Suisse Securities (USA) LLC	51,250,000
Goldman, Sachs & Co	51,250,000
Citigroup Global Markets Inc.	18,000,000
UBS Securities LLC	18,000,000

Total	$200,000,000

Sch I-1

SCHEDULE II
List of Subsidiaries
     Air Micronesia, Inc.
     Continental Micronesia, Inc.

Sch II-1

SCHEDULE III
Item I:	The Company’s press release, dated December 7, 2009, related to the offering of the Securities.

Item II:	The pricing term sheet, substantially to the effect set forth below:
Filed pursuant to Rule 433
Registration No. 333-158781
Continental Airlines, Inc.
$200,000,000 Aggregate Principal Amount of
4.5% Convertible Notes due 2015
This term sheet relates only to the offering of convertible notes described below (the “notes”) and should be read together with the Preliminary Prospectus Supplement dated December 7, 2009 (including the documents incorporated by reference therein) relating to the offering before making a decision in connection with an investment in the notes. The information in this term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Continental Airlines, Inc. (“Continental”).

Ticker/Exchange:	CAL/New York Stock Exchange.

Title of Securities:	4.5% Convertible Notes due 2015.

Aggregate Principal Amount Offered:	$200,000,000 aggregate principal amount of notes (excluding the underwriters’ option to purchase up to $30,000,000 of additional aggregate principal amount of notes to cover over-allotments).

Denomination:	$1,000.

Issue Price:	100% of principal, plus accrued interest, if any, from December 11, 2009.

Underwriting Discount:	2.5% of principal; $5,000,000 total.

Net Proceeds:
The issuer expects to receive approximately $194,750,000 after deducting fees and expenses (or approximately $224,000,000 if the underwriters exercise in full their over-allotment option to purchase the additional notes).

Use of Proceeds:	The issuer intends to use the net proceeds from the offering for general corporate purposes.

Maturity:	The notes will mature on January 15, 2015.

Annual Interest Rate:	4.5% per annum, accruing from December 11, 2009.

Interest Payment Dates:	Interest will accrue from December 11, 2009, and will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July15, 2010.

Sch III-1

Initial Conversion Price:	Approximately $19.87 per share of common stock.

Initial Conversion Rate:	50.3145 shares of common stock per $1,000 aggregate principal amount of notes.

CUSIP Number:	210795 PU8.

Listing:	None.

Capitalization:
As of September 30, 2009, after giving effect to the issuance of the notes (excluding the underwriters’ over-allotment option) and the receipt of net proceeds as described above, Continental had cash and cash equivalents of $2,508 million, total long-term obligations of $5,490 million and total capitalization (including current maturities) of $6,670 million.

Make Whole Table
     The following table sets forth the number of additional shares, if any, by which the conversion rate will increase per $1,000 principal amount of the notes in connection with a make whole change of control (as defined in the Preliminary Prospectus Supplement) for each make whole change of control stock price and make whole change of control effective date set forth below (subject to adjustment as set forth in the Preliminary Prospectus Supplement):

Make Whole
Change
of Control
Effective	Stock Price
Date	$15.90	$16.00	$18.00	$20.00	$22.50	$25.00	$27.50	$30.00	$40.00	$50.00	$60.00	$75.00	$100.00	$125.00	$150.00
Dec. 11, 2009	12.5786	12.5000	11.1111	10.0000	8.8861	7.6154	6.6272	5.8361	3.8416	2.7794	2.1298	1.5317	0.9863	0.6864	0.4998

Jan. 15, 2011	12.5786	12.5000	11.1111	10.0000	8.6618	7.3259	6.3018	5.4932	3.5102	2.4955	1.8943	1.3496	0.8641	0.5995	0.4357

Jan. 15, 2012	12.5786	12.5000	11.1111	10.0000	8.2156	6.8081	5.7516	4.9342	3.0124	2.0885	1.5629	1.1057	0.7069	0.4913	0.3570

Jan. 15, 2013	12.5786	12.5000	11.1111	9.4075	7.3287	5.8594	4.7945	3.9989	2.2604	1.5128	1.1178	0.7907	0.5113	0.3587	0.2619

Jan. 15, 2014	12.5786	12.5000	10.3164	7.6846	5.4659	4.0128	3.0436	2.3778	1.1596	0.7570	0.5712	0.4167	0.2794	0.1995	0.1466

Jan. 15, 2015	12.5786	12.1855	5.2411	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     The actual make whole change of control stock price and make whole change of control effective date may not be set forth in the table above, in which case:
•	if the actual make whole change of control stock price on the make whole change of control effective date is between two stock prices in the table or the actual effective date is between two effective dates in the table, the amount of the conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower make whole change of control stock prices and the earlier and later make whole change of control effective dates, as applicable, based on a 365-day year;

•	if the actual make whole change of control stock price on the make whole change of control effective date exceeds $150.00 per share of Continental’s common stock (subject to adjustment), no adjustment to the conversion rate will be made; and

Sch III-2

•	if the actual make whole change of control stock price on the make whole change of control effective date is less than $15.90 per share of Continental common stock (subject to adjustment), no adjustment to the conversion rate will be made.
Notwithstanding the foregoing, the conversion rate shall not exceed 62.8931 shares of Continental’s common stock per $1,000 principal amount of the notes, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes — Conversion Rights — Conversion Rate Adjustments” in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement, as well as a prospectus supplement and the accompanying prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request them by contacting (1) Morgan Stanley & Co. Incorporated toll-free 1-866-718-1649; (2) Credit Suisse Securities (USA) LLC toll-free 1-800-221-1037 or (3) Goldman, Sachs & Co. toll-free 1-866-471-2526.
Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

Sch III-3

Exhibit A-1
FORM OF LOCK-UP AGREEMENT
Lock-Up Agreement
December 7, 2009
Morgan Stanley & Co. Incorporated
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
UBS Securities LLC

C/o	Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Ladies and Gentlemen:
          This Lock-Up Agreement is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”) to be entered into by Continental Airlines, Inc., a Delaware corporation (the “Company”), and you with respect to the public offering (the “Offering”) of 4.5% Convertible Notes due 2015, of the Company (the “Securities”).
          In order to induce you to enter into the Underwriting Agreement, the undersigned agrees that, for a period (the “Lock-Up Period”) beginning on the date hereof and ending on, and including, the date that is 45 days after the date of the prospectus supplement relating to the Offering, the undersigned will not, without the prior written consent of each of the Representatives (as defined in the Underwriting Agreement), offer, sell or contract to sell or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned of), directly or indirectly, or

A1-1

announce the sale of, any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock.
          In addition, the undersigned hereby confirms and agrees that he or she does not have and during the Lock-Up Period will not have any right to require registration of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or warrants or other rights to purchase Common Stock or any such securities.
          If (i) the Company notifies you in writing that it does not intend to proceed with the Offering, (ii) the registration statement filed with the Securities and Exchange Commission with respect to the Offering is withdrawn or (iii) for any reason the Underwriting Agreement shall be terminated prior to the Closing Time (as defined in the Underwriting Agreement), this Lock-Up Agreement shall be terminated and the undersigned shall be released from his or her obligations hereunder.

Yours very truly,

Name:

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Exhibit A-2
FORM OF OPINION OF COMPANY’S COUNSEL
TO BE DELIVERED PURSUANT TO
SECTION 6(b)
     (i) The Company is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties, to conduct its business as described in the General Disclosure Package and the Prospectus, as amended or supplemented, to issue the Securities and to enter into and perform its obligations under the Underwriting Agreement.
     (ii) The Securities have been duly authorized, executed and delivered by the Company and, when the Securities have been duly authenticated and delivered to and paid for by the Underwriters in accordance with the terms of the Indenture and the Underwriting Agreement, will be duly and validly issued and outstanding and will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits provided by the Indenture, subject as to enforceability to (x) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, (y) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought and (z) the potential unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of a party with respect to a liability where such indemnification is contrary to public policy.
     (iii) Each of the Base Indenture and the Supplemental Indenture has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery thereof by the Trustee, the Indenture constitutes a legally valid and binding instrument of the Company, enforceable against the Company in accordance with its terms, subject as to enforceability to (x) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, (y) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought and (z) the potential unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of a party with respect to a liability where such indemnification is contrary to public policy.
     (iii) The holders of outstanding shares of capital stock of the Company are not entitled to any statutory preemptive rights to subscribe for the Securities or the shares of Common Stock issuable upon conversion thereof; and the shares of Common Stock issuable upon conversion of the Securities into which the Securities are convertible at the initial conversion price have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion and, upon issuance of such shares of

A2-1

Common Stock on conversion of the Securities in accordance with the Indenture and the terms of the Securities at conversion prices at or in excess of the par value of such shares of Common Stock, will be validly issued, fully paid and nonassessable.
     (iv) The information in the General Disclosure Package and the Prospectus under the caption “Description of Common Stock and Preferred Stock,” and in the Registration Statement under Item 15, insofar as such statements purport to summarize certain provisions of the Company’s charter and bylaws and matters of Delaware General Corporation Law, is correct in all material respects.
     (v) The Registration Statement in the form first filed with the Commission became effective upon filing under Rule 462(e) on April 24, 2009 and any post effective amendment thereto became effective upon filing under Rule 462(e) under the 1933 Act; any required filing of the Prospectus pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b); and, to the best of our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or threatened by the Commission; the Registration Statement, the Prospectus, excluding the documents incorporated by reference therein, and each amendment or supplement to the Registration Statement and Prospectus, excluding the documents incorporated by reference therein, as of their respective effective or filing dates (other than the financial statements and supporting schedules included therein or omitted therefrom, as to which we need express no opinion) appeared on their face to have been appropriately responsive in all material respects to the requirements of the 1933 Act and the 1933 Act Regulations.
     (vi) The Underwriting Agreement has been duly authorized, executed and delivered by the Company.
     (vii) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the General Disclosure Package and the Prospectus, will not be, an “investment company”, as such term is defined in the 1940 Act.
     (viii) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any United States or Texas court or governmental authority or agency (other than under the 1933 Act and the 1933 Act Regulations, which have been obtained, or as may be required under the securities or blue sky laws of the various states, as to which we need express no opinion) is necessary or required in connection with the due authorization, execution and delivery of the Underwriting Agreement or for the offering, issuance, sale or delivery of the Securities.
In addition, such counsel shall include a statement to the following effect:
Because the primary purpose of such counsel’s engagement was not to establish or confirm factual matters or financial or accounting matters and because of the wholly or

A2-2

partially non-legal character of many of the statements contained in the Prospectus, such counsel is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Prospectus, and such counsel has not independently verified the accuracy, completeness or fairness of such statements. Such counsel has participated in conferences with officers and other representatives of the Company and representatives of the independent public accountants of the Company, and with the Underwriters’ representatives and legal counsel, at which conferences the contents of the Registration Statement and the Prospectus and related matters were discussed. Such counsel has also reviewed certain corporate documents furnished to such counsel by the Company. Based on such participation and review (relying as to matters of fact upon statements made to us by representatives of the Company), and subject to the limitations described above, nothing has come to such counsel’s attention that would lead such counsel to believe that the (A) Registration Statement or any amendment thereto (except for (i) financial statements and schedules contained therein, including the notes thereto and the auditors’ reports thereon, (ii) the other financial or statistical information contained therein, incorporated by reference therein, or omitted therefrom and (iii) the exhibits thereto, as to which we have not been asked to comment), at the time the Registration Statement in the form first filed with the Commission or any amendment thereto became effective and at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) the Prospectus or any amendment or supplement thereto (except for (i) financial statements and schedules contained therein, including the notes thereto and the auditors’ reports thereon, (ii) the other financial or statistical information contained therein, incorporated by reference therein, or omitted therefrom and (iii) the exhibits thereto, as to which we have not been asked to comment), as of its issue date or on the Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (C) the documents specified in Exhibit B to this letter consisting of those documents included in the General Disclosure Package (except for (i) financial statements and schedules contained therein, including the notes thereto and the auditors’ reports thereon, (ii) the other financial or statistical information contained therein, incorporated by reference therein, or omitted therefrom and (iii) the exhibits thereto, as to which we have not been asked to comment), as of the Applicable Time and as of the date hereof, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
In rendering such opinion, such counsel may rely, as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

A2-3

Exhibit A-3
FORM OF OPINION OF JENNIFER L. VOGEL, ESQ.,
TO BE DELIVERED PURSUANT TO
SECTION 6(b)
     (i) The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.
     (ii) To her knowledge and except as set forth in the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding, except as may have been issued or may exist under the Company’s employee benefit or similar plans disclosed in the Prospectus.
     (iii) To her knowledge, there is not pending or threatened any action, suit, proceeding, inquiry or investigation, to which the Company or any subsidiary is a party, or to which the property of the Company or any subsidiary is subject, before or brought by any court or governmental agency or body, domestic or foreign, of a character required to be disclosed in the Registration Statement which is not adequately disclosed in the Prospectus.
     (iv) Each subsidiary of the Company named Schedule II to the Underwriting Agreement has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business; except as otherwise disclosed in the Registration Statement, all of the issued and outstanding capital stock of the Company issued subsequent to May 2001 has been duly authorized and validly issued, is fully paid and non-assessable and all of the issued and outstanding capital stock of each such subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.
     (v) The documents incorporated by reference in the Prospectus (other than the financial statements and supporting schedules included therein or omitted therefrom, as to which such counsel need express no opinion), when they were filed with the Commission complied as to form in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations.

A3-1

     (vi) To her knowledge, neither the Company nor any subsidiary is in violation of its charter or by-laws and no default by the Company or any subsidiary exists in the due performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument that is described or referred to in the Registration Statement, (except for such defaults that are not reasonably expected to have a Material Adverse Effect).
     (vii) The execution, delivery and performance of the Underwriting Agreement, the Securities and the Indenture and the consummation of the transactions contemplated in the Underwriting Agreement, in the Registration Statement (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations under the Underwriting Agreement or the Indenture do not and will not, whether with or without the giving of notice or lapse of time or both, to her knowledge, conflict with or constitute a breach of, or default under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument to which the Company or any subsidiary is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (except for such conflicts, breaches or defaults or liens, charges or encumbrances that are not reasonably expected to have a Material Adverse Effect), nor will such action result: (A) in any violation of the provisions of the charter or by laws of the Company or any subsidiary, or (B) to her knowledge, in any violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their respective properties, assets or operations.
     (viii) Except as set forth in the Prospectus, no holders of securities of the Company have rights to the registration of such securities under the Registration Statement.

A3-2